Calculation of Filing Fee Tables
S-3
Chubb Ltd
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares, par value of CHF 0.50 per share	Other	1,261	$ 287.25	$ 362,222.25	0.0001531	$ 55.46
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 362,222.25		$ 55.46
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 55.46
Offering Note
[1]	(1) Represents the maximum number of Chubb Limited Common Shares, par value CHF 0.50 per share ("Common Shares"), to be delivered to individuals who, as of January 14, 2016, were former employees (the "Former Employees") of The Chubb Corporation ("Chubb Corp"), which Chubb Limited acquired on January 14, 2016, in connection with the settlement of deferred equity awards held by the Former Employees. (2) Pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act of 1933 (the "Securities Act") and solely for the purpose of calculating the registration fee, the proposed maximum offering price per unit and proposed maximum aggregate offering price are based on $287.25, which is the average of the high and low prices of Common Shares as reported on the NYSE on September 30, 2024. (3) Computed in accordance with Rule 457(r) under the Securities Act.